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                                                                    Exhibit 99.1

Openwave Announces Extension to Stock Option Exchange Program for Employees

REDWOOD CITY, Calif., Sep 11, 2001 /PRNewswire via COMTEX/ -- Openwave
Systems Inc. (Nasdaq: OPWV), today announced that it has extended the voluntary stock option exchange program for its employees, previously announced by Openwave on August 1, 2001. The stock option exchange program has been extended by six days until Monday, September 17, at 8pm Eastern Time. Without this extension, today would have been the last day for eligible employees to elect to cancel options in exchange for replacement stock options.

The replacement stock options will be granted with an exercise price equal to the fair market value of Openwave stock on the date of grant, which will be between six months plus one day and seven months after the option cancellation date. Due to this extension, the option cancellation date is now September 17, 2001.

Openwave Systems Inc. (Nasdaq: OPWV) is the worldwide leader of open IP-based communication infrastructure software and applications. Openwave is a global company headquartered in Redwood City, California. For more information, please visit www.openwave.com.
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For more information, contact: Alexandrea Todd of Openwave Systems Inc.,
+1-650-480-4346, alexandrea.todd@openwave.com
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